Registration No. 333

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               CELGENE CORPORATION
             (Exact name of Registrant as specified in its charter)

                            ------------------------

           DELAWARE                  7 Powder Horn Drive         22-2711928
(State or other jurisdiction of   Warren, New Jersey 07059    (I.R.S. Employer
incorporation or organization)         (732) 271-1001        Identification No.)

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            ------------------------

                                 JOHN W. JACKSON
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               CELGENE CORPORATION
                  7 POWDER HORN DRIVE, WARREN, NEW JERSEY 07059
                                 (732) 271-1001
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                            ------------------------

                          Copies of Communications to:
                             Robert A. Cantone, Esq.
                               Proskauer Rose LLP
                  1585 Broadway, New York, New York 10036-8299
                                 (212) 969-3000

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of each Class of          Amount To Be    Proposed Maximum     Proposed Maximum        Amount of
Securities To Be Registered      Registered      Offering Price          Aggregate         Registration
                                                  Per Unit (1)      Offering Price (1)          Fee
-------------------------------------------------------------------------------------------------------
Common Stock,                  78,771 shares        $33.80               $2,662,460          $216.00
par value $.01 per share
=======================================================================================================

(1) Based on the average of the high and low selling prices per share as reported on the Nasdaq National Market on August 8, 2003. Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2003

PROSPECTUS

                               CELGENE CORPORATION

                                  78,771 SHARES
                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

                            ------------------------

The shares of common stock are being sold by the selling securityholders listed beginning on page 14. We will not receive any proceeds from the sale by the selling securityholders of any shares of common stock. The selling securityholders may offer the common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution" on page 16. The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any common stock as principals, any profits received by such broker-dealers on the resale of the common stock, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the common stock. Our common stock is traded on the Nasdaq National Market under the symbol "CELG." The last reported sale price on August 13, 2003 was $35.54 per share.

                            ------------------------


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     , 2003

                           TABLE OF CONTENTS

                                                                            PAGE

ABOUT THIS PROSPECTUS.........................................................1
SUMMARY.......................................................................2
RISK FACTORS..................................................................3
FORWARD-LOOKING STATEMENTS...................................................11
USE OF PROCEEDS..............................................................11
DESCRIPTION OF CAPITAL STOCK.................................................12
SELLING SECURITYHOLDERS......................................................14
PLAN OF DISTRIBUTION.........................................................16
LEGAL MATTERS................................................................17
EXPERTS......................................................................17
WHERE YOU CAN FIND MORE INFORMATION..........................................17
INCORPORATION BY REFERENCE...................................................18


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                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "we," "us," "our" and "Celgene" refer to Celgene Corporation and its consolidated subsidiaries.

                            ------------------------

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the respective dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.


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


                                     SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus (and any prospectus supplement) carefully and the information we incorporate by reference into it, including the section entitled "Risk Factors," before making an investment decision.

                               CELGENE CORPORATION

We are a fully-integrated biopharmaceutical company, incorporated in 1986 as a Delaware corporation.

We are primarily engaged in the discovery, development and commercialization of novel therapies designed to treat cancer and immunological diseases through regulation of cellular, genomic and proteomic targets. We had total revenues of $135.7 million in 2002 and $116.4 million for the six-month period ended June 30, 2003, and a net loss of $100.0 million in 2002 and net income of $3.8 million for the six-month period ended June 30, 2003. The net loss for 2002 included a charge to operations of $32.2 million attributable to a litigation settlement and related agreements and $55.7 million related to an acquired in-process research and development charge in connection with the acquisition of Anthrogenesis Corp. We had an accumulated deficit of $322.4 million at December 31, 2002 and $318.5 million at June 30, 2003. Since our inception in 1986, we have financed our working capital requirements primarily through product sales, public and private sales of our equity securities and debt, income earned on the investment of the proceeds from the sale of such securities and revenues from research contracts and license payments.

We were incorporated in Delaware in 1986. Our principal executive offices are located at 7 Powder Horn Drive, Warren, New Jersey 07059. Our telephone number at this location is (732) 271-1001. Our website is located at http://www.celgene.com. The information contained on our website is not a part of this prospectus.


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


                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus, including the documents it incorporates by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

INDUSTRY RISKS

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT.

We have sustained losses in each year since our incorporation in 1986. We sustained a net loss of $100.0 million, which included $32.2 million attributable to a litigation settlement and related agreements and $55.7 million related to an acquired in-process research and development charge in connection with the Anthrogenesis acquisition, and $1.9 million for the years ended December 31, 2002 and 2001, respectively. For the six-month period ended June 30, 2003, we recorded net income of $3.8 million. We had an accumulated deficit of $322.4 million at December 31, 2002 and of $318.5 million at June 30, 2003. We expect to make substantial expenditures to further develop and commercialize our products. We also expect that our rate of spending will accelerate as the result of increased clinical trial costs and expenses associated with regulatory approval and commercialization of products now in development.

IF WE ARE UNSUCCESSFUL IN DEVELOPING AND COMMERCIALIZING OUR PRODUCTS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED WHICH COULD IMPACT NEGATIVELY ON THE VALUE OF OUR COMMON STOCK.

Many of our products and processes are in the early or mid-stages of development and will require the commitment of substantial resources, extensive research, development, preclinical testing, clinical trials, manufacturing scale-up and regulatory approval prior to being ready for sale. With the exception of Focalin(TM), Alkeran(R) and THALOMID(R), all of our other products will require further development, clinical testing and regulatory approvals. If it becomes too expensive to sustain our present commitment of resources on a long-term basis, we will be unable to continue our necessary development activities. Furthermore, we cannot be certain that our clinical testing will render satisfactory results, or that we will receive required regulatory approval for our products. If any of our products, even if developed and approved, cannot be successfully commercialized, our business, financial condition and results of operations could be materially adversely affected which could impact negatively on the value of our common stock.

DURING THE NEXT SEVERAL YEARS, WE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF THALOMID(R), FOCALIN(TM), ALKERAN(R) AND THE ENTIRE RITALIN(R) PRODUCT LINE.

At our present level of operations, we may not be able to attain or maintain profitability if physicians prescribe THALOMID(R) only for patients who are diagnosed with erytherma nodosum leprosum, or ENL. ENL, a complication of leprosy, is a chronic bacterial disease. Under current regulations of the U.S. Food and Drug Administration, we are precluded from promoting THALOMID(R) outside this approved use. The market for the use of THALOMID(R) in patients suffering from ENL is relatively small. We have conducted clinical studies that appear to show that THALOMID(R) is active when used to treat disorders other than ENL, such as multiple myeloma, but we do not know whether we will succeed in receiving regulatory approval to market THALOMID(R) for additional indications. FDA regulations place restrictions on our ability to communicate the results of additional clinical studies to patients


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


and physicians without first obtaining approval from the FDA to expand the authorized uses for this product. In addition, if adverse experiences are reported in connection with the use of THALOMID(R) by patients, this could undermine physician and patient comfort with the product, could limit the commercial success of the product and could even impact the acceptance of THALOMID(R) in the ENL market. We are dependent upon royalties from Novartis Pharma AG's entire Ritalin(R) product line as well as Focalin(TM), although we cannot directly impact their ability to successfully commercialize these products and we have annual minimum purchase requirements relating to Alkeran through March 31, 2006. Additionally, our revenues would be negatively impacted if a generic version of any of these products were to be approved.

WE FACE A RISK OF PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN SUFFICIENT INSURANCE ON COMMERCIALLY REASONABLE TERMS OR WITH ADEQUATE COVERAGE.

We may be subject to product liability or other claims based on allegations that the use of our technology or products has resulted in adverse effects, whether by participants in our clinical trials or by patients using our products. Thalidomide, when used by pregnant women, has resulted in serious birth defects. Therefore, necessary and strict precautions must be taken by physicians prescribing the drug to women with childbearing potential. These precautions may not be observed in all cases or, if observed, may not be effective. Use of thalidomide has also been associated, in a limited number of cases, with other side effects, including nerve damage. Although we have product liability insurance that we believe is appropriate, we may be unable to obtain additional coverage on commercially reasonable terms if required, or our coverage may be inadequate to protect us in the event claims are asserted against us. Our obligation to defend against or pay any product liability or other claim may be expensive and divert the efforts of our management and technical personnel.

IF OUR PRODUCTS ARE NOT ACCEPTED BY THE MARKET, DEMAND FOR OUR PRODUCTS WILL DETERIORATE OR NOT MATERIALIZE AT ALL.

It is necessary that our, and our distribution partner's, products, including THALOMID(R) Alkeran(R) and Focalin(TM), achieve market acceptance once they receive regulatory approval, if regulatory approval is required. A number of factors render the degree of market acceptance of our products uncertain, including the extent to which we can demonstrate the products' efficacy, safety and advantages, if any, over competing products, as well as the reimbursement policies of third-party payors, such as government and private insurance plans. In particular, thalidomide, when used by pregnant women, has resulted in serious birth defects, and the negative history associated with thalidomide and birth defects may decrease the market acceptance of THALOMID(R). In addition, the products that we are attempting to develop through our Celgene Cellular Therapeutics division may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies which are now, or may be in the future, manufactured and marketed by major pharmaceutical and biopharmaceutical companies. Furthermore, public attitudes may be influenced by claims that stem cell therapy is unsafe, and stem cell therapy may not gain the acceptance of the public or the medical community. If our products are not accepted by the market, demand for our products will deteriorate or not materialize at all.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

We have historically experienced, and expect to continue for the foreseeable future to experience, significant fluctuations in our quarterly operating results. These fluctuations are due to a number of factors, many of which are outside our control, and may result in volatility of our stock price. Future operating results will depend on many factors, including:

o    demand for our products;

o    regulatory approvals for our products;

o the timing of the introduction and market acceptance of new products by us or competing companies;

o the timing and recognition of certain research and development milestones and license fees; and

o    our ability to control our costs.


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


WE HAVE NO COMMERCIAL MANUFACTURING FACILITIES AND WE ARE DEPENDENT ON TWO SUPPLIERS FOR THE RAW MATERIAL AND ONE MANUFACTURER FOR THE FORMULATION AND ENCAPSULATION OF THALOMID(R) AND ARE DEPENDENT ON TWO SUPPLIERS FOR THE RAW MATERIAL AND ONE MANUFACTURER FOR THE TABLETING AND PACKAGING OF FOCALIN(TM).

We currently have no facilities for manufacturing any products on a commercial scale. Currently, we can obtain all of our bulk drug material for THALOMID(R) from two suppliers, ChemSyn Laboratories, a Division of Eagle-Picher Technologies, L.L.C., and Sifavitor s.p.a., and we rely on a single manufacturer, Penn Pharmaceutical Services Limited, to formulate and encapsulate THALOMID(R). In addition, we currently can obtain all of our bulk active pharmaceutical ingredient for Focalin(TM) from two suppliers, Johnson Matthey Inc. and Seigfried USA, Inc., and we rely on a single manufacturer, Mikart, Inc., for the packaging and tableting of Focalin(TM). Presently, we are actively seeking alternative sources to each of Penn and Mikart. The FDA requires that all suppliers of pharmaceutical bulk material and all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines. (cGMP are regulations established by the FDA that govern the manufacture, processing, packing, storage and testing of drugs intended for human use.) If the operations of either Penn or Mikart were to become unavailable for any reason, any required FDA review and approval of the operations of an alternative could cause a delay in the manufacture of THALOMID(R) or Focalin(TM). Although we have an option to purchase the THALOMID(R) manufacturing operations of Penn, we intend to continue to utilize outside manufacturers if and when needed to produce our other products on a commercial scale. If our outside manufacturers do not meet our requirements for quality, quantity or timeliness, or do not achieve and maintain compliance with all applicable regulations, demand for our products or our ability to continue manufacturing such products could substantially decline, to the extent we depend on these outside manufacturers.

WE HAVE LIMITED MARKETING AND DISTRIBUTION CAPABILITIES.

Although we have an approximately 180-person commercialization group to support our products, we may be required to seek a corporate partner to provide marketing services with respect to our other products. Any delay in developing these resources could substantially delay or curtail the marketing of these products. We have contracted with Ivers Lee Corporation, d/b/a Sharp, a specialty distributor, to distribute THALOMID(R). If Sharp does not perform its obligations, our ability to distribute THALOMID(R) may be severely restricted.

WE ARE DEPENDENT ON COLLABORATIONS AND LICENSES WITH THIRD PARTIES.

Our ability to fully commercialize our products, if developed, may depend to some extent upon our entering into joint ventures or other arrangements with established pharmaceutical and biopharmaceutical companies with the requisite experience and financial and other resources to obtain regulatory approvals and to manufacture and market such products. Our present joint ventures and licenses include an agreement with Novartis Pharma AG with respect to the joint research of SERMs, and a separate agreement wherein we have granted to Novartis an exclusive license (excluding Canada) for the development and commercialization of Focalin(TM), or d-MPH; an agreement with Biovail Corporation International, wherein we granted to Biovail exclusive Canadian marketing rights for d-MPH; and agreements with Pharmion Corporation and Penn Pharmaceuticals Services Limited to expand the THALOMID(R) franchise internationally. Our present and future arrangements may be jeopardized if any or all of the following occur:

o we are not able to enter into additional joint ventures or other arrangements on acceptable terms, if at all;

o our joint ventures or other arrangements do not result in a compatible work environment;

o our joint ventures or other arrangements do not lead to the successful development and commercialization of any products;

o we are unable to obtain or maintain proprietary rights or licenses to technology or products developed in connection with our joint ventures or other arrangements; or

o we are unable to preserve the confidentiality of any proprietary rights or information developed in connection with our joint ventures or other arrangements.


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


THE HAZARDOUS MATERIALS WE USE IN OUR RESEARCH AND DEVELOPMENT COULD RESULT IN SIGNIFICANT LIABILITIES THAT COULD EXCEED OUR INSURANCE COVERAGE AND FINANCIAL RESOURCES.

We use some hazardous materials in our research and development activities. While we believe we are currently in substantial compliance with the federal, state and local laws and regulations governing the use of these materials, we cannot be certain that accidental injury or contamination will not occur. Any such accident or contamination could result in substantial liabilities, that could exceed our insurance coverage and financial resources. Additionally, the cost of compliance with environmental and safety laws and regulations may increase in the future, requiring us to expend more financial resources either in compliance or in purchasing supplemental insurance coverage.

THE PHARMACEUTICAL INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH PRESENTS NUMEROUS RISKS TO US.

The preclinical development, clinical trials, manufacturing marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. If we are delayed in receiving, or are unable to obtain at all, necessary governmental approvals, we will be unable to effectively market our products.

The testing, marketing and manufacturing of our products require regulatory approval, including approval from the FDA and, in some cases, from the U.S. Environmental Protection Agency or governmental authorities outside of the United States that perform roles similar to those of the FDA and EPA. Certain of our pharmaceutical products, such as Focalin(TM), fall under the Controlled Substances Act of 1970 that requires authorization by the U.S. Drug Enforcement Agency of the U.S. Department of Justice in order to handle and distribute these products. The regulatory approval process presents several risks to us:

o In general, preclinical tests and clinical trials can take many years, and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretation that could delay, limit or prevent regulatory approval.

o Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical or other data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency's requirements for safety, efficacy and quality or, in the case of a product seeking an orphan drug indication, because another designee received approval first.

o Requirements for approval may become more stringent due to changes in regulatory agency policy, or the adoption of new regulations or legislation.

o The scope of any regulatory approval, when obtained, may significantly limit the indicated uses for which a product may be marketed and may impose significant limitations in the nature of warnings, precautions and contraindications that could materially affect the profitability of the drug.

o Approved drugs, as well as their manufacturers, are subject to continuing and on-going review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

o Regulatory authorities and agencies may promulgate additional regulations restricting the sale of our existing and proposed products.

o Once a product receives marketing approval, the FDA may not permit us to market that product for broader or different applications, or may not grant us clearance with respect to separate product applications that represent extensions of our basic technology. In addition, the FDA may withdraw or modify existing clearances in a significant manner or promulgate additional regulations restricting the sale of our present or proposed products.

o Our labeling and promotional activities relating to our products are regulated by the FDA and state regulatory agencies and, in some circumstances, by the Federal Trade Commission and DEA, and are subject to associated risks. If we fail to comply with FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA could bring an enforcement action against us that could inhibit our marketing capabilities as well as result in penalties.

In addition, stem cells intended for human use are subject to FDA regulations requiring, among other things, certain infectious disease testing. New FDA regulations anticipated in 2003 may relate to screening of potential donors and donations for certain infectious diseases and the establishment of quality controls, recordkeeping and other practices related to the manufacture of human tissue. Currently, we are required to be, and are, licensed to operate in New York and New Jersey, two of the states in which we currently collect placentas and umbilical cord blood for our allogeneic and private stem cell banking businesses. If other states adopt similar licensing requirements, we would need to obtain such licenses to continue operating. If we are delayed in receiving, or are unable to obtain at all, necessary licenses, we will be unable to provide services in those states which would impact negatively on our revenues.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties, when necessary, and conduct our business without infringing upon the proprietary rights of others. The patent positions of pharmaceutical and biopharmaceutical firms, including ours, can be uncertain and involve complex legal and factual questions. In addition, the coverage sought in a patent application may not be obtained or may be significantly reduced before the patent is issued. Consequently, if our pending applications, or a pending application that we have licensed-in from third parties, do not result in the issuance of patents or, if any patents that are issued do not provide significant proprietary protection or commercial advantage, our ability to sustain the necessary level of intellectual property upon which our success depends may be restricted.

Moreover, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to us or our licensor, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability or scope of the claims in a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in other countries may be limited.

Under the current U.S. patent laws, patent applications in the United States are maintained in secrecy from six to 18 months, and publications of discoveries in the scientific and patent literature often lag behind actual discoveries. Thus, we may discover, sometime in the future, that we, or the third parties from whom we have licensed patents or patent applications, were not the first to make the inventions covered by the patents and patent applications in which we have rights, or that such patents and patent applications were not the first to be filed on such inventions. In the event that a third party has also filed a patent application for any of the inventions described in our patents or patent applications, or those we have licensed-in, we could become involved in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention. Such an interference could result in the loss of an issued U.S. patent or loss of any opportunity to secure U.S. patent protection for that invention. Even if the eventual outcome is favorable to us, such interference proceedings could result in substantial cost to us.

Furthermore, even if our patents, or those we have licensed-in, are issued, our competitors may still challenge the scope, validity or enforceability of our patents in court, requiring us to engage in complex, lengthy and costly litigation. Alternatively, our competitors may be able to design around such patents and compete with us using the resulting alternative technology. If any of our issued or licensed patents are infringed, we may not be successful in enforcing our intellectual property rights or defending the validity or enforceability of our issued patents.

It is also possible that third-party patent applications and patents could issue with claims that cover certain aspects of the subject matter claimed in the patents owned or optioned by us or licensed to us, which may limit our ability to practice under our patents, and may impede our efforts to obtain meaningful patent protection of our own. If patents are issued to third parties that contain competitive or conflicting claims, we may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies. Consequently, if we cannot successfully defend against any patent infringement suit that may be brought against us by a third party, we may lose the ability to practice certain subject matter delineated by patent claims that we have exclusive rights to, whether by ownership or by license, and that may have a material adverse effect on our business.

Further, we rely upon unpatented proprietary and trade secret technology that we try to protect, in part, by confidentiality agreements with our collaborative partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. If these agreements are breached, we may not have adequate remedies for any such breach. Despite precautions taken by us, others may obtain access to or independently develop our proprietary technology or such technology may be found to be non-proprietary or not a trade secret.

In addition, our right to practice the inventions claimed in some patents that relate to THALOMID(R) arises under licenses granted to us by others, including The Rockefeller University and Children's Medical Center Corporation, or CMCC. In addition to these patents, which relate to thalidomide, we have also licensed from CMCC certain patents relating to thalidomide analogs. In December 2002, we entered into an exclusive license agreement with CMCC and EntreMed. Inc. in connection with the settlement of certain pending litigation by and among us, EntreMed, and the U.S. Patent and Trademark Office relating to the issuance of certain CMCC patent applications covering thalidomide analogs. These patent applications had been licensed exclusively to EntreMed in the field of thalidomide analogs. In conjunction with the settlement of these suits, we acquired preferred shares and warrants which, if converted into EntreMed common shares, would constitute, as of March 31, 2003, 49% of the outstanding shares of EntreMed, and EntreMed terminated its license agreements with CMCC relating to thalidomide analogs. In turn, CMCC exclusively licensed to us these patents and patent applications, which relate to analogs, metabolites, precursors and hydrolysis products of thalidomide, and all stereoisomers thereof. The December 2002 exclusive license to us is worldwide and royalty-bearing, and grants us complete control over the prosecution of the licensed thalidomide analog patent rights. The December 2002 agreement also grants us an option to inventions in the field of thalidomide analogs that may be developed at CMCC in the laboratory of Dr. Robert D'Amato, pursuant to the terms and conditions of a separate Sponsored Research Agreement negotiated between us and CMCC.

While we believe these confidentiality and license agreements to be valid and enforceable, our rights under these agreements may not continue or disputes concerning these agreements may arise. If any of the foregoing should occur, we may be unable to rely upon our unpatented proprietary and trade secret technology, or we may be unable to use the third party proprietary technology we have licensed-in, either of which may prevent or hamper us from successfully pursuing our business.

THE PHARMACEUTICAL INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID AND SIGNIFICANT TECHNOLOGICAL CHANGE.

The pharmaceutical industry in which we operate is highly competitive and subject to rapid and significant technological change. Our present and potential competitors include major pharmaceutical and biotechnology companies, as well as specialty pharmaceutical firms, such as:

o Bristol-Myers Squibb Co., which potentially competes in clinical trials with our IMiDs(TM)and SelCIDs(TM);

o Genentech Inc., which potentially competes in clinical trials with our IMiDs(TM)and SelCIDs(TM);

o AstraZeneca, which potentially competes in clinical trials with our IMiDs(TM)and SelCIDs(TM);

o Millennium Pharmaceuticals, which potentially competes in clinical trials with our IMiDs(TM)and SelCIDs(TM) as well as with THALOMID(R);

o Genta Inc., which potentially competes with our IMiDs(TM)and SelCIDs(TM)as well as with THALOMID(R);

o Cell Therapeutics, which potentially competes in clinical trials with our IMiDs(TM)and SelCIDs(TM)as well as with THALOMID(R);

o Vertex Pharmaceuticals Inc., which potentially competes in clinical trials with our kinase inhibitors; and

o IDEC Pharmaceuticals Corporation and Ilex Oncology, Inc., both of which are generally developing drugs that address the oncology and immunology markets, although we are not aware of specific competing products.

Many of these companies have considerably greater financial, technical and marketing resources than us. We also experience competition from universities and other research institutions and, in some instances, we compete with others in acquiring technology from these sources. The pharmaceutical industry has undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances in the field are made and become more widely known. The development of products or processes by our competitors with significant advantages over those that we are seeking to develop could cause the marketability of our products to stagnate or decline.

SALES OF OUR PRODUCTS ARE DEPENDENT ON THIRD-PARTY REIMBURSEMENT.

Sales of our products will depend, in part, on the extent to which the costs of our products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. These health care management organizations and third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.

WE MAY NOT REALIZE THE BENEFITS OF THE COMBINED BUSINESSES AS A RESULT OF THE ANTHROGENESIS ACQUISITION, WHICH COULD DIMINISH THE EXPECTED BENEFITS OF THE ACQUISITION.

Achieving the expected benefits of the Anthrogenesis acquisition, which was consummated on December 31, 2002, will depend in large part on the successful integration and management of certain aspects of the combined businesses in a timely and efficient manner and the scale-up and commercialization of Anthrogenesis' technologies and products. We must integrate the information systems, product development, administration and other operations of the combined company. This may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical, operational and other integration decisions. We must also integrate the employees of the combined company. The operations, management and personnel of the combined company may not be compatible, and we may experience the loss of key personnel for that reason.

We expect to incur costs from integrating Anthrogenesis' operations and personnel. These costs may be substantial and may include costs for:

o    employee retention and development; and

o    integration of operating policies, procedures and systems.

If we are not successful in these integration efforts, we may not realize the full expected benefits of the Anthrogenesis acquisition.

RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR YOU TO SELL THE COMMON STOCK WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

There has been significant volatility in the market prices for publicly traded shares of biopharmaceutical companies, including ours. We expect that the market price of our common stock will continue to fluctuate. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices. In 2001, the price of our common stock fluctuated from a high of $38.88 to a low of $14.40. In 2002, the price of our common stock fluctuated from a high of $32.20 to a low of $11.32. During the six-month period ended June 30, 2003, the price of our common stock fluctuated from a high of $37.13 to a low of $20.15. On July 31, 2003, our common stock closed at a price of $36.59. The price of our common stock may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of our common stock:

o    results of our clinical trials;

o    announcements of technical or product developments by our competitors;

o    market conditions for pharmaceutical and biotechnology stocks;

o    market conditions generally;

o    governmental regulation;

o    health care legislation;

o public announcements regarding medical advances in the treatment of the disease states that we are targeting;

o    patent or proprietary rights developments;

o    changes in third-party reimbursement policies for our products; or

o    fluctuations in our operating results.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. As of July 31, 2003, there were outstanding stock options and warrants for 11,566,303 shares of common stock, of which 10,154,051 were currently exercisable at an exercise price range between $0.15 and $70.00, with an average exercise price of $22.96. These amounts include outstanding options and warrants of Anthrogenesis that we assumed as part of our acquisition of Anthrogenesis on December 31, 2002 and that were converted into outstanding options and warrants of our common stock pursuant to an exchange ratio.

OUR SHAREHOLDER RIGHTS PLAN AND CERTAIN CHARTER AND BY-LAW PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING US AND MAY IMPEDE THE STOCKHOLDERS' ABILITY TO REMOVE AND REPLACE OUR MANAGEMENT OR BOARD OF DIRECTORS.

Our board of directors has adopted a shareholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for our common stock at a price that represents a premium to the then current trading price.

Our board of directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. An issuance of preferred stock could discourage a third party from acquiring a majority of our outstanding voting stock. Additionally, our board of directors has adopted certain amendments to our by-laws intended to strengthen the board's position in the event of a hostile takeover attempt. These provisions could impede the stockholders' ability to remove and replace our management and/or board of directors.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which may also dissuade a potential inquirer of our common stock.

                           FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus are forward-looking statements concerning our business, financial condition, results of operations and economic performance. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and within the meaning of
Section 21E of the Securities Exchange Act of 1934 are included, for example, in the discussions about:

o our strategy;

o new product development or product introduction;

o product sales, royalties and contract revenues;

o expenses and net income;

o our credit risk management;

o our liquidity;

o our asset/liability risk management; and

o our operational and legal risks.

These statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                 USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of common stock under this prospectus. We will not receive any proceeds from these sales. See "Selling Securityholders" for a list of those persons receiving proceeds from the sale of common stock.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which 520 shares have been designated Series A convertible preferred stock and 20,000 shares have been designated as Series B convertible preferred stock. As of July 31, 2003, there were 81,017,812 shares of common stock outstanding, no shares of Series A convertible preferred stock outstanding and no shares of Series B convertible preferred stock outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, and subject to any preferential dividend rights of any then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares offered hereby will be when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series. Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock. Holders of preferred stock would typically be entitled to receive a preference payment.

SHAREHOLDER RIGHTS PLAN

Our board of directors has adopted a shareholder rights plan. The shareholder rights plan was adopted to give our board of directors increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our stockholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in the best interests of us and our stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty to consider any proposal for our acquisition in good faith.

The shareholder rights plan involves the distribution of one "right" as a dividend on each outstanding share of our common stock to all holders of record on September 26, 1996, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently. Each right shall entitle the holder to purchase one-tenth of a share of common stock. The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock. The exercise of these rights becomes economically attractive upon the triggering of certain "flip-in" or "flip-over" rights which work in conjunction with the shareholder rights plan's basic provisions. The flip-in rights will permit their holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquiror's voting and economic interests in us. The flip-over element of the shareholder rights plan involves some mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount. The shareholder rights plan contains a "permitted offer" exception which allows offers determined by our board of directors to be in our best interests and our stockholders to take place free of the diluting effects of the shareholder rights plan's mechanisms.

Our board of directors retains the right, at all times prior to acquisition of 15% or more of our voting common stock by an acquiror, to discontinue the shareholder rights plan through the redemption of all rights, or to amend the shareholder rights plan in any respect. We have recently amended the shareholder rights plan to provide that a qualified institutional investor (as defined in the amendment) will not trigger any rights under the plan until it beneficially owns at least 17% of the shares of our outstanding common stock, rather than 15%.

DELAWARE LAW AND SOME BY-LAW PROVISIONS

Our board of directors has adopted certain amendments to our by-laws intended to strengthen our board of directors' position in the event of a hostile takeover attempt. These by-law provisions have the following effects:

o they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as our directors, except as may be otherwise provided in the by-laws;

o they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders;

o they provide that only the chairman of the board, if any, the chief executive officer, the president, the secretary or a majority of our board of directors may call special meetings of our stockholders;

o they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken; and

o they require a vote of holders of two-thirds of the outstanding shares of common stock to amend certain by-law provisions.

Furthermore, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company. It is located at 59 Maiden Lane, New York, NY 10038, and its telephone number is (718) 921-8200.

                             SELLING SECURITYHOLDERS

Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock beneficially owned by each selling securityholder. Each selling securityholder named below has an address in care of Celgene Corporation, 7 Powder Horn Drive, Warren, New Jersey 07059.

The following table sets forth information, with respect to the selling securityholders and the shares of common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The selling securityholders may offer all, some or none of the shares of common stock. Because the selling securityholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon termination of any of these sales. The percentage of shares of common stock beneficially owned by each selling securityholder is based on 81,017,812 shares of common stock outstanding on July 31, 2003.

                                                                                               Shares Beneficially
                            Shares Beneficially                                                    Owned After
Name of Selling             Owned Prior to the        Percentage of       Number of Shares      Completion of the
Securityholder                   Offering           Shares Outstanding         Offered               Offering
-------------------         -------------------     ------------------    ----------------     -------------------
Michael Karin                    20,404(1)                  *                   20,404                   --
Tony Hunter                       5,000(2)                  *                    5,000                   --
Roger Davis                       5,000(3)                  *                    5,000                   --
Miles Houslay                     5,000(4)                  *                    5,000                   --
Heinz Gschwend                    5,000(5)                  *                    5,000                   --
Robert Gale                       5,000(6)                  *                    5,000                   --
Joseph Bertino                    5,000(7)                  *                    5,000                   --
Howard Burris                     5,000(8)                  *                    5,000                   --
Angus Dalgliesch                  5,000(9)                  *                    5,000                   --
Robert Ozois                      5,000(10)                 *                    5,000                   --

----------

(1) Represents 20,000 shares of Celgene common stock issuable upon exercise of options, 107 shares of common stock previously issued and 297 shares of common stock issuable upon attainment of milestone.

(2) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(3) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(4) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(5) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(6) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(7) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(8) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(9) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(10) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

                                                                                               Shares Beneficially
                            Shares Beneficially                                                    Owned After
Name of Selling             Owned Prior to the        Percentage of       Number of Shares      Completion of the
Securityholder                   Offering           Shares Outstanding         Offered               Offering
-------------------         -------------------     ------------------    ----------------     -------------------
Daniel Von Hoff                   5,000(11)                 *                    5,000                   --
Ronald Bukowski                   5,000(12)                 *                    5,000                   --
Joseph A. Didonato                  107(13)                 *                      107                   --
Makio Hayakawa                      107(14)                 *                      107                   --
David M. Rothwart                   107(15)                 *                      107                   --
Ebrahim Zandi                       107(16)                 *                      107                   --
Shellwater & Co.                  2,464(17)                 *                    2,464                   --
Anning Lin                          119(18)                 *                      119                   --
Christian Trautwein                 178(19)                 *                      178                   --
Jasodhara Ray                       178(20)                 *                      178                   --

*    Represents less than 1%

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has any material relationship with us within the past three years.

Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

----------

(11) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(12) Represents 5,000 shares of Celgene common stock issuable upon exercise of option.

(13) Represents 107 shares of Celgene common stock previously issued.

(14) Represents 107 shares of Celgene common stock previously issued.

(15) Represents 107 shares of Celgene common stock previously issued.

(16) Represents 107 shares of Celgene common stock previously issued.

(17) Represents 722 shares of Celgene common stock previously issued and 1,742 shares of common stock issuable upon attainment of milestone.

(18) Represents 119 shares of Celgene common stock issuable upon attainment of milestone.

(19) Represents 178 shares of Celgene common stock issuable upon attainment of milestone.

(20) Represents 178 shares of Celgene common stock issuable upon attainment of milestone.

                              PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of shares of common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

o    directly by the selling securityholders; or

o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be underwriters. As a result, any profits on the sale of the common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

If the common stock is sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at:

o    fixed prices;

o    prevailing market prices at the time of sale;

o    varying prices determined at the time of sale; or

o    negotiated prices.

These sales may be effected in transactions:

o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

o    in the over-the-counter market;

o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

o    through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

In connection with the sales of the common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling securityholders may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers or financial institutions that, in turn, may sell the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders. Selling securityholders may decide to sell all or a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the common stock by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 or ather than pursuant to this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol
"CELG."

The selling securityholders and any other persons participating in the distribution of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability to engage in market making activities with respect to the common stock.

We will pay substantially all of the expenses incidental to the registration, offering and sale of the common stock by the securityholders other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

Proskauer Rose LLP, New York, New York, will pass on the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

The consolidated financial statements and schedule of Celgene Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 141, "Business Combinations" effective July 1, 2001.

The statements in this prospectus under the caption "Risk Factors--We may not be able to protect our intellectual property" have been reviewed and approved by Mathews, Collins, Shepherd & McKay, P.A. and are included herein in reliance upon such review and approval as experts in U.S. patent law.

The statements in this prospectus that relate to U.S. patent rights licensed from The Rockefeller University and Children's Medical Center Corporation under the caption "Risk Factors--We may not be able to protect our intellectual property" have been reviewed and approved by Pennie & Edmonds LLP as our special patent counsel for these matters, and are included herein in reliance upon their review and approval as experts in U.S. patent law.

With the exception of statements regarding stem cell related activities, the statements describing legal and regulatory requirements in this prospectus under the caption "Risk Factors--The pharmaceutical industry is subject to extensive government regulation which presents numerous risks to us" have been reviewed and, assuming the accuracy of the factual statements made, approved by Kleinfeld, Kaplan and Becker, LLP, as experts in such matters, and are included herein in reliance upon such review and approval.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports with the Securities and Exchange Commission, or the SEC, on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's

Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

Our common stock is listed on the Nasdaq National Market and we are required to file reports, proxy statements and other information with Nasdaq. You may read any document we file with Nasdaq at the offices of the Nasdaq Stock Market, Inc. which is located at 1735 K Street, N.W., Washington, D.C. 20006.

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" information in documents that we file with it. We have elected to use a similar procedure in connection with this prospectus, which means that we can disclose important information by referring you to those documents that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock under this prospectus.

o Our Annual Report on Forms 10-K and 10-K/A for our fiscal year ended December 31, 2002, which includes our consolidated financial statements as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002.

o Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2003 and June 30, 2003.

o Our Reports on Form 8-K filed on January 2 and 3, 2003, June 5, 2003 and August 4 and 14, 2003.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

         Investor Relations
         Celgene Corporation
         7 Powder Horn Drive
         Warren, New Jersey  07059
         Tel: (732) 271-1001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

An estimate (other than the SEC registration fee) of the fees and expenses of issuance and distribution of the common stock offered hereby (all of which will be paid by Celgene Corporation ("Celgene") is as follows:

                  SEC registration fee............................. $ 216.00
                  NASDAQ National Market listing fee...............
                  NASD filing fee..................................
                  Legal fees and expenses..........................
                  Accounting fees and expenses.....................
                  Printing Costs...................................
                  Miscellaneous expenses...........................
                                             Total................. $

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The General Corporation Law of the State of Delaware ("DGCL") permits Celgene and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of Celgene or in an action by stockholders of Celgene.

The Certificate of Incorporation of Celgene (the "Charter") eliminates the liability of directors to stockholders or Celgene for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes Celgene to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of Celgene. In addition, the Charter permits Celgene to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. Celgene has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, Celgene has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this Registration Statement.

Celgene maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of Celgene for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 16.          EXHIBITS.

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

EXHIBIT
NUMBER            DESCRIPTION
-------           --------------------------------------------------------------

5.1               Opinion of Proskauer Rose LLP.

23.1              Consent of KPMG LLP.

23.2              Consent of Pennie & Edmonds LLP.

23.3              Consent of Kleinfeld, Kaplan and Becker, LLP.

23.4              Consent of Mathew, Collins, Shepherd & McKay, P.A.

23.5              Consent of Proskauer Rose LLP (incorporated by reference to
                  Exhibit 5.1).

24.1              Power of Attorney (included in Signature Page).

ITEM 17.          UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints John W. Jackson, Sol J. Barer and Robert J. Hugin, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of New Jersey, on August 14, 2003.

                                                 CELGENE CORPORATION

                                                 By: /s/ John W. Jackson
                                                     ---------------------------
                                                     John W. Jackson
                                                     Chairman of the Board
                                                     and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated on August 14, 2003:

Signature                                   Title
---------                                   -----

/s/ John W. Jackson                         Chairman of the Board and Chief
---------------------------------           Executive Officer (Principal
John W. Jackson                             Executive Officer)

/s/ Sol J. Barer                            President, Chief Operating Officer,
---------------------------------           Director
Sol J. Barer

/s/ Robert J. Hugin                         Chief Financial Officer, Director
---------------------------------           (Principal Accounting and Financial
Robert J. Hugin                             Officer)

                                            Director
---------------------------------
Jack L. Bowman

/s/ Frank T. Cary                           Director
---------------------------------
Frank T. Cary

/s/ Michael D. Casey                        Director
---------------------------------
Michael D. Casey

Signature                                   Title
---------                                   -----

/s/ Arthur Hull Hayes, Jr.                  Director
---------------------------------
Arthur Hull Hayes, Jr.

/s/ Gilla Kaplan                            Director
---------------------------------
Gilla Kaplan

/s/ Richard C.E. Morgan                     Director
---------------------------------
Richard C.E. Morgan

/s/ Walter L. Robb                          Director
---------------------------------
Walter L. Robb

                                INDEX TO EXHIBITS

5.1    --   Opinion of Proskauer Rose LLP.

23.1   --   Consent of KPMG LLP.

23.2   --   Consent of Pennie & Edmonds LLP.

23.3   --   Consent of Kleinfeld, Kaplan  and Becker, LLP.

23.4   --   Consent of Mathew, Collins, Shepherd & McKay, P.A.

23.5   --   Consent of Proskauer Rose LLP (incorporated by reference to Exhibit
            5.1).

24.1   --   Power of Attorney (included in Signature Page).